Exhibit 99.1
QR Energy Announces Second Quarter 2011 Results and Outlook
HOUSTON, TX — (Marketwire — August 15, 2011) — QR Energy, LP (NYSE: QRE) announced today its operating and financial results for the three months and six months ended June 30, 2011.
Highlights for the Second Quarter 2011
•	June 30 daily exit rate of approximately 5,500 Boed compared to March 31 daily exit rate of approximately 5,400 Boed and December 31 daily exit rate of approximately 5,350 Boed; average production of 5,422 Boed in the first half of 2011

•	Second quarter production of 5,368 Boe per day, composed of 60% liquids (oil and NGLs) from 5,473 Boe per day in the first quarter of 2011, a 2% decrease; however, excluding the impact of out-of-period accounting adjustments, normalized average production was 5,498 Boed, a 3% increase from 5,339 Boed in the first quarter of 2011

•	LOE per Boe of $13.37, a 5% increase from $12.74 per Boe in the first quarter of 2011; LOE per Boe of $13.05 for the first six months of 2011

•	Entered into derivative contracts that improved weighted-average oil hedge contract prices by 14% on average for the second half of 2011 through 2015
Chief Executive Officer Alan L. Smith commented, “QR Energy produced solid results in the second quarter. Our asset base is performing as expected; both our base production and capital projects are providing the anticipated economic results. In the interest of offering stable cash flows to our investors, we increased our hedge prices for oil in the second quarter. We also continue to expand and develop our organization in preparation for future growth.”
Results for the Second Quarter 2011
•	Revenue was $31.7 million; realized sales prices excluding commodity derivatives were $93.41 per Bbl of oil, $4.70 per Mcf of natural gas and $54.25 per Bbl of NGLs

•	Oil and natural gas were 75% hedged

•	Total production expenses were $8.8 million

•	GAAP G&A was $3.3 million

•	Net income was approximately $15.9 million

•	Adjusted EBITDA was $20.7 million

•	Maintenance capital expenditures for the quarter were $3.1 million; total capital expenditures were $8.4 million

•	Distributable Cash Flow totaled $14.4 million

•	Six-month Distribution Coverage Ratio of 1.1x
Adjusted EBITDA, Distributable Cash Flow and Distribution Coverage Ratio are non-GAAP measures. Please see the reconciliation to the most comparable measures calculated in accordance with GAAP in the “Non-GAAP Reconciliation” section of this press release.
Cash Distribution
On August 12, 2011, QR Energy paid a cash distribution attributable to the second quarter of 2011 of $0.4125 per unit for all outstanding units. This represents an annualized distribution of $1.65 per unit.
Commodity Derivative Transaction
Effective July 1, 2011, QR Energy modified its oil derivative contracts in order to increase weighted-average future prices 14% from $85.55 to $97.78 on average for the second half of 2011 through 2015. The transaction cost was $40.7 million.
As of June 30, 2011, the notional volumes and prices of QR Energy’s commodity derivative contracts were as follows:

	Crude Oil (NYMEX - WTI)		Natural Gas (NYMEX - Henry Hub)
		Weighted		Weighted
	Swaps	Average	Swaps	Average	Collars	Floor	Ceiling
Term	Bbls/d	($/Bbl)	MMBtu/d	($/MMBtu)	MMBtu/d	($/MMBtu)	($/MMBtu)
7/1 — 12/31/2011	2,238	$96.40	9,045	$7.15	—	—	—
2012	2,039	$98.50	8,192	$6.45	—	—	—
2013	2,076	$98.50	7,474	$6.45	—	—	—
2014	2,090	$97.75	7,544	$6.30	500	$5.00	$6.19
2015	2,000	$97.10	3,398	$5.52	3,000	$5.00	$7.50
2011 Guidance
The 2011 guidance set forth below is subject to all cautionary statements and limitations described below and under the “Forward-Looking Statements” section of this press release. In addition, estimates for QR Energy’s future production volumes are based on, among other things, assumptions of capital expenditure levels and the assumption that market demand and prices for oil and natural gas will continue at levels that allow for economic production of these products. The production, transportation and marketing of oil and natural gas are extremely complex and are subject to disruption due to transportation and processing availability, mechanical failure, human error, weather, and numerous other factors. Estimates are based on certain other assumptions, such as well performance, which may vary significantly from QR Energy’s assumptions. Operating costs, which include major maintenance costs, vary in response to changes in prices of services and materials used in the operation of properties and the amount of maintenance required. Operating costs, including taxes, utilities and service company costs move directionally with increases and decreases in commodity prices and QR Energy cannot fully predict such future commodity prices or operating costs. Capital expenditures are based on current expectations as to the level of capital expenditures that will be justified based upon the other assumptions set forth below as well as expectations about other operating and economic factors not set forth below. The guidance set forth below does not constitute any form of guarantee, assurance or promise that the matters indicated will actually be achieved. Rather, the guidance simply sets forth QR Energy’s best estimate today for these matters. Estimates are based upon current expectations about the future and based upon both stated and unstated assumptions. Actual conditions and assumptions may change over the course of the year.
Based upon current estimates, QR Energy expects the following operating results for the third quarter and full year of 2011:

	3Q 2011	Full Year 2011
Average net daily production (Boed)	5,300 — 5,500	5,250 — 5,400
LOE and workover expenses (per Boe)	$12.50 — $13.50	$12.50 — $13.50

Quarterly Report on Form 10-Q
QR Energy’s financial statements and related footnotes are available in the 10-Q for the quarter ended June 30, 2011, which QR Energy filed with the Securities and Exchange Commission today. The 10-Q is available on QR Energy’s Investor Relations website at http://ir.qrenergylp.com or on the Securities and Exchange Commission website at www.sec.gov.
Webcast and Conference Call
QR Energy will host a webcast and conference call today at 10 a.m. central time to discuss these results.
Interested parties may join the webcast by visiting QR Energy’s Investor Relations website http://ir.qrenergylp.com and clicking on the webcast link or the conference call by dialing (877) 440-5807 or (719) 325-4870 five minutes before the call begins and providing the passcode 9260460.
The webcast will be available on QR Energy’s Investor Relations website http://ir.qrenergylp.com for 14 days following the call.
About QR Energy, LP
QR Energy, LP is a publicly traded partnership engaged in the acquisition, production and development of onshore crude oil and natural gas properties in the United States. QR Energy is headquartered in Houston, Texas. For more information, visit QR Energy’s website at www.qrenergylp.com.
Forward-Looking Statements
This press release may contain forward-looking statements within the meaning of the federal securities laws. QR Energy believes that its expectations and forecasts are based on reasonable assumptions. No assurance, however, can be given that such expectations and forecasts will prove to have been correct. A number of factors could cause actual results to differ materially from the expectations and forecasts, anticipated results or other forward-looking information expressed in this press release, including risks and uncertainties regarding future results, capital expenditures, liquidity and financial market conditions, insufficient cash from operations, adverse market conditions and governmental regulations. For a more complete list of these risk factors, please read QR Energy’s filings with the Securities and Exchange Commission, which are available on QR Energy’s Investor Relations website at http://ir.qrenergylp.com or on the Securities and Exchange Commission website at www.sec.gov.

Selected Operating Data (Unaudited)

	Three months	Six months
	ended June 30, 2011	ended June 30, 2011
Production:
Oil (MBbls)	254	500
Natural gas (MMcf)	1,167	2,420
NGLs (MBbls)	40	78

Total production (MBoe)	489	981

Production by area (Boed):
Permian Basin	2,328	2,305
Ark-La-Tex	1,769	1,823
Mid-Continent	680	714
Gulf Coast	591	580

Average daily production (Boed)	5,368	5,422

Realized prices (excluding commodity derivatives):
Oil ($/Bbl)	$93.41	$94.49
Natural gas ($/Mcf)	$4.70	$4.44
NGLs ($/Bbl)	$54.25	$50.77

Average NYMEX prices:
Crude oil ($/Bbl) for the period	$102.34	$98.50
Natural gas ($/Mcf) for the period	$4.38	$4.29

Consolidated Statements of Operations (Unaudited)

	Three months	Six months
	ended June 30, 2011	ended June 30, 2011
	(In thousands)
Revenues:
Oil sales	$23,726	$47,243
Natural gas sales	5,483	10,745
NGLs sales	2,170	3,960
Processing and other	274	472

Total Revenue	$31,653	$62,420

Operating Expenses:
Lease operating expenses	6,533	12,807
Production and other taxes	2,155	4,133
Processing and transportation	89	611

Total production expenses	8,777	17,551

Depreciation, depletion and amortization	8,636	17,211
Accretion of asset retirement obligations	290	557
General and administrative and other	3,344	6,777

Total operating expenses	21,047	42,096

Operating income	10,606	20,324

Other income (expense):
Realized losses on commodity derivative instruments	(42,161)	(40,852)
Unrealized gains on commodity derivative instruments	55,575	16,732
Interest expense	(7,854)	(9,530)

Total other income (expense), net	5,560	(33,650)

Income (loss) before income tax	16,166	(13,326)
Income tax expense	(235)	(91)

Net income (loss)	$15,931	$(13,417)

Less: general partner’s interest in net income (loss)	$16	$(13)

Limited partner’s interest in net income (loss)	$15,915	$(13,404)

Adjusted EBITDA[1]	$20,672	$43,430
Distributable Cash Flow[1]	$14,382	$32,578
Weighted average diluted units outstanding	35,869	35,664

[1]	Adjusted EBITDA and Distributable Cash Flow are non-GAAP financial measures. Please refer to the reconciliation at the end of this press release for their nearest comparable GAAP measures.
Please see related footnotes in the 10-Q, as filed with the Securities and Exchange Commission.

Consolidated Balance Sheet (Unaudited)

June 30, 2011
(In thousands)
ASSETS
Current assets:
Total current assets	$34,385
Noncurrent assets:
Total property and equipment, net	437,033
Derivative instruments	9,719
Deferred taxes	255
Deferred financing costs, net	2,573

Total noncurrent assets	449,580

Total assets	$483,965

LIABILITIES AND PARTNERS’ CAPITAL
Current liabilities:
Total current liabilities	$16,398
Noncurrent liabilities:
Long-term debt	266,000
Derivative instruments	6,658
Asset retirement obligations	16,997

Total noncurrent liabilities	289,655

Partners’ capital:
Total partners’ capital	177,912

Total liabilities and partners’ capital	$483,965

Please see related footnotes in the 10-Q, as filed with the Securities and Exchange Commission.

Non-GAAP Reconciliation
QR Energy defines Adjusted EBITDA as net income plus interest expense (including realized and unrealized gains and losses on interest rate derivative contracts) unrealized losses on commodity derivative contracts, depletion, depreciation and amortization, accretion of asset retirement obligations, impairments, and general and administrative expenses that are allocated to us in accordance with GAAP in excess of the administrative services fee paid by our general partner and reimbursed by us, less interest income and unrealized gains on commodity derivative contracts.
QR Energy defines Distributable Cash Flow as Adjusted EBITDA less cash interest expense (including realized gains and losses on interest rate derivative contracts) and maintenance capital expenditures, the capital required to maintain QR Energy’s production for five years, on average.
QR Energy defines the Distribution Coverage Ratio as the ratio of Distributable Cash Flow per outstanding unit (including subordinated units and general partner units) to the actual cash distribution payable per outstanding unit.
Adjusted EBITDA, Distributable Cash Flow and the Distribution Coverage Ratio are used by management of QR Energy to provide additional information related to the performance of QR Energy’s business, such as information regarding the cash available to pay distributions to unitholders, and related to its liquidity, such as the ability of its assets to generate cash sufficient to pay interest expenses. In addition, Adjusted EBITDA, Distributable Cash Flow and the Distribution Coverage Ratio are quantitative standards used by external users of our financial statements such as investors, research analysts and others to assess QR Energy’s performance and liquidity without regard to capital structure. Adjusted EBITDA, Distributable Cash Flow and the Distribution Coverage Ratio are not presentations made in accordance with GAAP. Because Adjusted EBITDA, Distributable Cash Flow and the Distribution Coverage Ratio exclude some, but not all, items that affect net income and are defined differently by different companies in our industry, our definitions may not be comparable to similarly titled measures of other companies. Adjusted EBITDA, Distributable Cash Flow and the Distribution Coverage Ratio have important limitations as analytical tools, and you should not consider them in isolation, or as a substitute for net income, operating income, cash flow from operating activities or any other measure of financial performance or liquidity presented in accordance with GAAP.

	Three months	Six months
	ended June 30, 2011	ended June 30, 2011
	(In thousands)
Reconciliation of net income to Adjusted EBITDA, Distributable Cash Flow and Distribution Coverage Ratio:
Net gain (loss)	$15,931	$(13,417)
Plus:
Unrealized gain on commodity derivative contracts	(55,575)	(16,732)
Loss on modification of derivative contracts	40,745	40,745
Depletion, depreciation and amortization	8,636	17,211
Accretion of asset retirement obligations	290	557
Interest expense	7,854	9,530
Income tax expense	235	91
General and administrative expense and other in excess of administrative services fee	2,556	5,445

Adjusted EBITDA	$20,672	$43,430

Less:
Cash interest expense	3,165	4,602
Maintenance capital expenditures[1]	3,125	6,250

Distributable Cash Flow[2]	$14,382	$32,578

Cash distribution	14,806	29,615
Distribution Coverage Ratio	1.0x	1.1x

[1]	Maintenance capital expenditures are those needed on average to maintain production over a five-year period.

[2]	Prior to any retained cash reserves established by QR Energy’s general partner’s board of directors.
Investor Contacts:
Taylor B. Miele
Investor Relations Specialist
(713) 452-2990
Cedric W. Burgher
Chief Financial Officer
(713) 452-2200